EXHIBIT (4f.(1))



                                OFFICERS' CERTIFICATE

            SUPPLEMENTAL TO THE OFFICERS' CERTIFICATE DATED JUNE 18, 1993
                    (UNDER SECTIONS 201 AND 301 OF THE INDENTURE
                 REFERRED TO HEREIN OF NORTHWEST NATURAL GAS COMPANY)

                    Pursuant to Sections 201 and 301 of the Indenture, dated as of June 1, 1991 (the "Indenture"), from Northwest Natural Gas Company (the "Company") to Bankers Trust Company, as trustee (the "Trustee"), and pursuant to the resolutions of the Company's Board of Directors, dated May 27, 1993 (the "Board Resolution"), we, Bruce R. DeBolt and C. J. Rue, a Senior Vice President and the Secretary, respectively, of the Company do hereby certify that:

                    1. The terms of the Company's Unsecured Medium-Term Notes, Series B (the "Notes"), have been established pursuant to Sections 201 and 301 of the Indenture in the Officers'
          Certificate dated June 18, 1993, unless otherwise provided in subsequent Officers' Certificates;

                    2. The Notes shall, in the case of Notes bearing interest at a fixed rate, be in substantially the form set forth in Exhibit 1 hereto; and

                    3. Pursuant to the Board Resolution, the following additional terms are hereby added for the benefit of the Holders of the Notes:

                         If the Company shall make any deposit of money
               and/or Government Obligations with respect to the Notes, or any portion of the principal amount thereof, prior to the Maturity or redemption of such Notes or such portion of the principal amount thereof, for the satisfaction or discharge of the indebtedness of the Company in respect to such Notes or such portion thereof as contemplated by Section 701 of the Indenture, the Company shall deliver to the Trustee either:

                         (A) an instrument wherein the Company,
               notwithstanding such satisfaction and discharge, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee such additional sums of money, if any, or additional Government Obligations (meeting the requirements of Section 701 of the Indenture), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Notes or such portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the amount of such deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or

                         (B) an Opinion of Counsel to the effect that the
               Holders of such Notes, or such portions of the principal amount thereof, will not recognize income, gain or loss for

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               United States federal income tax purposes as a result of
               such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

                    4. Pursuant to Section 301 of the Indenture, the terms of any Tranche of the Notes, to the extent not established in the Indenture, by an indenture supplemental to the Indenture, in the Board Resolution or herein, shall be determined by the officers of the Company and communicated to the Trustee by a Company Order or Orders substantially in the form attached hereto as Exhibit 2, or determined by an officer or officers of the Company or its agent or agents and communicated to the Trustee in accordance with procedures, acceptable to the Trustee, specified in such Company Order or Orders.

                    5. The officers and agents of the Company who, initially, are authorized, from time-to-time, to execute and deliver Company Orders or any documents in connection therewith and to carry out procedures specified therein are listed on the Incumbency Certificate, dated the date hereof, attached hereto as
          Exhibit 3.

                    6. An Opinion of Counsel, of even date herewith, complying with Section 303 of the Indenture, is attached hereto as Exhibit 4.


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               IN WITNESS WHEREOF, we have hereunto signed our names this
          15th day of January 1999.



                                             /s/ Bruce R. DeBolt
                                             ----------------------------
                                                 Senior Vice President



                                             /s/ C.J. Rue
                                             ----------------------------
                                                       Secretary